Exhibit 2.1

Execution Version

Agreement and Plan of Merger

among

CNB Bank Shares, Inc.,

Jacksonville Bancorp, Inc.

and

CNB Acquisition, Inc.

as of January 17, 2018

i

ii

iii

iv

Schedules

Schedule 1.1	Existing Environmental Reports
Schedule 4.2	Bank Organization
Schedule 4.4	No Conflict
Schedule 4.5	Capitalization
Schedule 4.9	Loans; Allowance for Loan and Lease Losses
Schedule 4.10	Undisclosed Liabilities; Adverse Changes
Schedule 4.11	Taxes
Schedule 4.15	Absence of Certain Changes and Events
Schedule 4.16	Properties, Contracts and Employee Benefit Plans
Schedule 4.17	No Defaults
Schedule 4.18	Insurance
Schedule 4.20	Employee Matters
Schedule 4.22	Insider Interests
Schedule 4.23	Brokerage Commissions
Schedule 7.2	Continuing Employees and Terminated Employees
Schedule 7.4	Company Commitments to Community Organizations
Schedule 7.6	Deferred Compensation Arrangements
Schedule 7.8	Company Employment Agreements

Exhibits

Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Form of Amendment to Change in Control Agreement

v

Index of Defined Terms

Acquiror	1
Acquiror Bank	1
Acquisition Proposal	1
Acquisition Transaction	1
Acquisition Transaction Termination	49
Agreement	1
Agreement Date	1
ALLL	2
Articles of Merger	9
Bank	2
Bank Loans	19
Bank Merger	2
Bank Merger Agreement	11
Best Efforts	2
BHCA	15
Breach	2
Business Day	2
Calculation	12
Calculation Date	2
Call Reports	2
Certificate	2
Closing	2
Closing Date	9
Closing Shareholders’ Equity	2
Code	3
Company	1
Company 401(k) Plan	39
Company Common Stock	1
Company Dividend Payments	34
Company ESOP	39
Company Evaluation Date	17
Company Real Estate	23
Company SEC Reports	3
Confidentiality Agreement	34
Contemplated Transactions	3
Continuing Employee	40
Contract	3
CRA	3
Deferred Compensation Arrangements	42
Effective Time	9
Employee Benefit Plans	25
Engagement Date	12
Environmental Laws	26
ERISA	3
ERISA Affiliate	3
ESOP Termination Date	39
Exchange Act	3
Existing Environmental Reports	3
Extraordinary Expenses	3

vi

FDIA	16
FDIC	4
Federal Reserve	4
Final Determination	12
Financial Statements	17
GAAP	4
IBA	16
IDFPR	4
Independent Accountants	12
Intellectual Property Assets	24
Internal Control Over Financial Reporting	17
IRS	25
Knowledge	4
Legal Requirement	4
Letter of Transmittal	13
Material Adverse Effect	4
MDAT	5
Merger	1
Merger Consideration	5
Merger Sub	1
MGCL	5
Notice of Acquisition Proposal	36
Objection Notice	12
OCC	5
Option Consideration	14
Order	5
Ordinary Course of Business	5
OREO	5
Outstanding Company Common Stock	5
Outstanding Company Stock Options	5
Parties	1
Paying Agent	13
Per Share Price	6
Permitted Exceptions	18
Person	6
Proceeding	6
Proxy Statement	6
Qualifying Termination Event	40
Regulatory Authority	6
Representative	6
SEC	6
Securities Act	6
Shareholders	6
Subsequent Financial Statements	35
Subsidiary	6
Surviving Entity	1
tail coverage	39
Target Amount	6
Tax	6
Tax Return	7
Termination Date	48
Threatened	7
Transactional Expenses	7
Willful Breach	7

vii

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is entered into as of January 17, 2018 (the “Agreement Date”), by and among CNB Bank Shares, Inc., an Illinois corporation (“Acquiror”), CNB Acquisition, Inc., a Maryland corporation (“Merger Sub”), and Jacksonville Bancorp, Inc., a Maryland corporation (the “Company”).

Recitals

A.           The parties to this Agreement named above (the “Parties”) desire to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company being the surviving entity (the “Surviving Entity”).

B.           As a result of the Merger and at the time of the consummation thereof, each outstanding share of the common stock of the Company, $0.01 par value per share (the “Company Common Stock”), will be converted solely into the right to receive cash in the amount and pursuant to the terms set forth in this Agreement.

C.           The Parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and the other transactions.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

Article 1
Definitions

Section 1.1          Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)          “Acquiror Bank” means CNB Bank & Trust, N.A. a national banking association with its main office located in Carlinville, Illinois, and a wholly-owned Subsidiary of Acquiror.

(b)          “Acquisition Proposal” means any proposal or offer, whether or not in writing, relating to an Acquisition Transaction.

(c)          “Acquisition Transaction” means with respect to the Company any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of the Company; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such Person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of the Company; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of the Company; (v) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vi) the making of a bona fide proposal to the Company or the Shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (iv) above.

(d)          “Affiliate” means any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.

(e)          “ALLL” means the Bank’s allowance for loan and lease losses.

(f)           “Bank” means Jacksonville Savings Bank, an Illinois-chartered savings bank with its main office located in Jacksonville, Illinois, and a wholly-owned Subsidiary of the Company.

(g)          “Bank Merger” means the merger of the Bank with and into Acquiror Bank.

(h)          “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to: (i) take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions; or (ii) incur any substantial cost not otherwise required.

(i)           “Breach” means, with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

(j)           “Business Day” means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

(k)          “Calculation Date” means the last day of the month preceding the month in which the Closing is scheduled to occur.

(l)           “Call Reports” means the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

(m)         “Certificate” means a stock certificate representing one or more shares of Company Common Stock.

(n)          “Closing” means the consummation of the Merger.

(o)          “Closing Date” has the meaning set forth in Section 2.3(a).

(p)          “Closing Shareholders’ Equity” means the total consolidated common shareholders’ equity of the Company as of the Calculation Date, calculated in accordance with GAAP and the terms of this Agreement, and including the effect of: (i) the Company Dividend Payments; and (ii) Extraordinary Expenses exceeding Fifty Thousand Dollars ($50,000) in the aggregate; and excluding the effect of: (u) the recognition of or accrual for all expenses paid or incurred, or projected to be paid or incurred through the Closing, by the Company or the Bank in connection with all Transactional Expenses; (v) any changes to the valuation of the Company’s deferred tax asset resulting from any amendment or changes to the Code effected after September 30, 2017; (w) any changes in the Company’s accumulated other comprehensive income since September 30, 2017; (x) any actions taken to obtain the cash necessary to fulfill its obligations under Section 2.9(a) of this Agreement; (y) the payment of the Option Consideration; and (z) any increases to the Company’s equity as a result of issuances of shares of Company Common Stock from the date of this Agreement, including shares issued in connection with the exercise of Outstanding Company Stock Options. The calculation of Closing Shareholders’ Equity shall be made in accordance with the provisions of Section 2.13.

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(q)          “Code” means the Internal Revenue Code of 1986, as amended.

(r)           “Company Dividend Payments” has the meaning set forth in Section 6.2(j).

(s)          “Company SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder, since January 1, 2016.

(t)           “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Acquiror, Merger Sub and the Company of their respective covenants and obligations under this Agreement; (iii) Acquiror’s acquisition of control of the Company and, indirectly, the Bank; and (iv) the Bank Merger.

(u)          “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(v)          “CRA” means the Community Reinvestment Act, as amended.

(w)         “Effective Time” has the meaning set forth in Section 2.3(b).

(x)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y)          “ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or the Bank for purposes of Section 414 of the Code.

(z)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aa)        “Existing Environmental Reports” means any Environmental Site Assessment (Phase I and II) contained in Schedule 1.1.

(bb)        “Extraordinary Expenses” means the aggregate expense or cost of, or expenditure, disbursement or payment related to, any actions or events that occur from the date of this Agreement through the Effective Time and that would have been required to be reported on Schedule 4.15 if such action or event had occurred on the first day preceding the Agreement Date.

(cc)         “FDIC” means the Federal Deposit Insurance Corporation.

(dd)        “Federal Reserve” means the Board of Governors of the Federal Reserve System (or any of the Federal Reserve banks acting under delegated authority).

(ee)        “GAAP” means generally accepted accounting principles in the United States.

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(ff)          “IDFPR” means the Illinois Department of Financial and Professional Regulation.

(gg)        “Knowledge” means with respect to the Company or the Bank the actual knowledge of any of the following: Andrew F. Applebee, Richard A. Foss, Diana S. Tone and Chris A. Royal; and with respect to Acquiror means the actual knowledge of any of the following: James T. Ashworth and Shawn L. Davis.

(hh)        “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(ii)          “Material Adverse Effect” means with respect to the Company, the Bank, Acquiror or Acquiror Bank, as the context may dictate, any event, circumstance, change or effect (A) that is material and adverse to the assets, liabilities, capitalization, financial condition, operations, results of operations or business of such Person and its Subsidiaries, taken as a whole, or (B) which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that clause (A) set forth above shall not be deemed to include the impact of: (i) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof; (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) any modifications or changes to the Company or the Bank’s valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Acquiror’s prior written consent; (iv) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or changes in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting the Company or Bank (or its Subsidiaries), including, but not limited to, changes in levels of interest rates generally; (v) the effects of compliance with this Agreement on the operating performance of the Company or Bank, including the expenses incurred or accrued by the Company and Bank in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken by the Company and Bank with the prior consent of Acquiror, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (vii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (viii) the public disclosure of this Agreement or the transactions contemplated hereby; and (ix) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof; provided that the events, circumstances, changes or effects set forth in clauses (i), (ii), and/or (iv) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to such extent) such events, circumstances, changes or effects have a material and disproportionate adverse impact on such Person and its Subsidiaries, taken as a whole, relative to the other participants in the industries or markets in which such Person or its Subsidiaries operate.

(jj)          “MDAT” means the Maryland Department of Assessments and Taxation.

(kk)        “Merger Consideration” means an amount equal to the Per Share Price multiplied by the Outstanding Company Common Stock.

(ll)          “MGCL” means the Maryland General Corporation Law, as amended.

(mm)      “OCC” means the Office of the Comptroller of the Currency.

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(nn)        “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(oo)        “Ordinary Course of Business” shall include any action taken by a Person only if such action:

(i)          is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)         is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution or the authorization of quarterly cash dividends; and

(iii)        is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than the authorization of quarterly cash dividends or loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(pp)        “OREO” means real estate owned by the Company or the Bank and designated as “real estate owned.”

(qq)        “Outstanding Company Common Stock” means the total number of shares of the Company Common Stock that is issued and outstanding as of the Effective Time.

(rr)          “Outstanding Company Stock Options” means) shares of Company Common Stock that are subject to issuance in accordance with issued and outstanding options held by various individuals as set forth in Schedule 4.5, all of which such options, to the extent not previously exercised, shall be cancelled at the Effective Time in exchange for the Option Consideration in accordance with Section 3.3.

(ss)         “Per Share Price” means Thirty-Three Dollars and Seventy Cents ($33.70).

(tt)          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

(uu)        “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(vv)        “Proxy Statement” means the proxy statement to be used by the Company in connection with the solicitation by its board of directors of proxies for use at the meeting of the Shareholders to be convened for the purpose of voting on this Agreement and the Merger, all pursuant to Sections 6.12 and 6.13.

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(ww)      “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, enforcement, taxing or other power or authority over Acquiror, the Company or the Bank; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii)  a filing must be made in connection therewith, including the SEC, the Federal Reserve, the OCC, the FDIC, the IDFPR and the MDAT.

(xx)         “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(yy)        “SEC” means the Securities and Exchange Commission.

(zz)         “Securities Act” means the Securities Act of 1933, as amended.

(aaa)      “Shareholders” means the holders of record of the Outstanding Company Common Stock.

(bbb)     “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

(ccc)      “Target Amount” means Fifty Thousand Dollars ($50,000).

(ddd)     “Tax” means any tax (including any income, gross receipts, capital gains, value-added, sales use, property, gift, estate, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock franchise, withholding, social security, unemployment, disability, transfer, estimated or any other tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(eee)      “Tax Return” means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(fff)        “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

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(ggg)     “Transactional Expenses” means all transaction costs of the Company and the Bank associated with the Agreement and the Contemplated Transactions, or incurred or accrued (or required to be accrued in accordance with GAAP or the terms of this Agreement) in connection with, the Agreement and the Contemplated Transactions, including: (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors, proxy solicitors and other professional advisors incurred by the Company or the Bank in connection with this Agreement and the Contemplated Transactions; (ii) the cost of preparing, printing and mailing the Proxy Statement to the Shareholders and any other costs and expenses incurred in connection with obtaining Shareholder approval of this Agreement and the Merger; (iii) except as expressly provided herein, any amounts paid or payable to any director, officer or employee of the Company or the Bank under any Contract, benefit plan or employment practice of the Company or the Bank; (iv) except as expressly provided herein, all other payroll and non-payroll related costs and expenses; in each case of the clauses (i) through (iv), incurred or accrued, or to be incurred or accrued, by the Company or the Bank through the Effective Time in connection with this Agreement and the Contemplated Transactions; and (v) any required filing fees and costs of regulatory notices; and (vi) any costs incurred in the defense or settlement of any stockholder litigation against the Company and/or its directors and/or its officers relating to the transactions contemplated by the Agreement.

(hhh)     “Willful Breach” means a knowing or intentional Breach, made with intent or knowledge, by a Party of any of its representations, warranties, covenants, obligations or other provisions of this Agreement.

Section 1.2          Principles of Construction.

(a)          In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Carlinville, Illinois, time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules, appendices and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)          Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of the Company delivered to Acquiror before the Agreement Date (the “Schedules”). The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another section of the Schedules or the Agreement. If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. To the extent that any of the terms of this Agreement are inconsistent with the requirements of GAAP, the terms of this Agreement will control.

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(d)          With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article 2
The Merger

Section 2.1          The Merger. Provided that this Agreement shall not have been terminated in accordance with its terms, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including the receipt of all requisite regulatory and shareholder approvals, at the Effective Time, Merger Sub shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the MGCL, the separate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Entity. As a result of the Merger, at the Effective Time, each share of Outstanding Company Common Stock will be converted into the right to receive the Per Share Price.

Section 2.2         Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 3-114 of the MGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.3          Closing; Effective Time.

(a)          Provided that this Agreement shall not have been terminated in accordance with its terms, the Closing shall occur on a date mutually agreed by the Parties; provided, however, that if the Parties fail to agree, the Closing shall occur on the date that is ten (10) Business Days after the last to occur of: (i) the receipt of the last necessary regulatory approval for the Merger and the expiration of the last of any required waiting period with respect to the necessary regulatory approvals; and (ii) the satisfaction or waiver in writing of all of the conditions set forth set forth in Article 9 and Article 10; provided, further, however, that if based upon the foregoing, the Closing would occur prior to the tenth (10th) Business Day of any month, then such Closing shall be delayed until, and shall occur on, such tenth (10th) Business Day (the “Closing Date”). The Closing shall occur through the mail, electronically, or at a time and place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at 10:00 a.m. on the Closing Date at the offices of Acquiror, located at 450 W. Side Square, Carlinville, Illinois. Subject to the provisions of Article 11, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.3(a) will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

(b)          The Parties agree to file in a timely manner prior to the Closing Date the appropriate articles of merger with the MDAT, as contemplated by Sections 3-107 and 3-109 of the MGCL (the “Articles of Merger”). The Merger shall be effective after the Articles of Merger have been duly filed with and accepted by the MDAT, and at a time on the Closing Date specified by Acquiror in the Articles of Merger (the “Effective Time”).

Section 2.4          Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that the name of the corporation set forth therein shall be changed to the name of the Company.

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Section 2.5          Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.6          Board of Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Entity.

Section 2.7          Officers. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Entity.

Section 2.8          Acquiror’s Deliveries at Closing. At the Closing, Acquiror shall deliver the following items to the Company:

(a)          evidence of payment by Acquiror to Paying Agent (as defined in Section 3.2(a)) of an amount of cash equal to the Merger Consideration less the amount provided to the Paying Agent by the Company under Section 2.9(a) representing a portion of the Merger Consideration;

(b)          evidence of binding commitments or completion of one or more capital offerings or credit arrangements to fund Acquiror’s portion of the Merger Consideration that is specified in Section 2.8(a);

(c)          copies of resolutions of the board of directors of Acquiror approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquiror;

(d)          copies of resolutions of the board of directors of Merger Sub authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Merger Sub;

(e)          a certificate executed by the President or other executive officer of each of Acquiror and of Merger Sub, dated the Closing Date, stating, respectively, that: (i) subject to the standard set forth in Section 10.1, all of the representations and warranties of Acquiror and Merger Sub, as the case may be, set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) Acquiror and Merger Sub, as the case may be, has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing; and

(f)           such other documents as the Company or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to the Company and its counsel.

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Section 2.9          Company’s Deliveries at Closing. At the Closing, the Company shall deliver the following items to Acquiror:

(a)          evidence of payment by the Company to Paying Agent of an amount of cash equal to Twenty-Four Million Eight Hundred Fifty-Eight Thousand One Hundred and Ninety-Two Dollars ($24,858,192) representing a portion of the Merger Consideration;

(b)          a copy of the articles of incorporation of the Company certified by the MDAT not more than five (5) Business Days prior to the Closing Date;

(c)          a good standing certificate of for the Company issued by the MDAT dated not more than five (5) Business Days prior to the Closing Date;

(d)          a copy of the articles of incorporation of the Bank certified by the IDFPR not more than five (5) Business Days prior to the Closing Date;

(e)          a good standing certificate for the Bank issued by the IDFPR dated not more than five (5) Business Days prior to the Closing Date;

(f)           a certificate of the Secretary or any Assistant Secretary of the Company dated the Closing Date certifying a copy of the bylaws of the Company and stating that there have been no further amendments to the articles of incorporation of the Company delivered pursuant to this Section 2.9;

(g)          a certificate of the Secretary or any Assistant Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the articles of incorporation of the Bank delivered pursuant to this Section 2.9;

(h)          copies of resolutions of the Shareholders and/or the Company’s board of directors: (A) authorizing and approving this Agreement and the Contemplated Transactions; (B) calling a special meeting of the Shareholders to approve this Agreement and the Merger; and (C) recommending to the Shareholders their approval of this Agreement and the Merger; certified as of the Closing Date by the Secretary or any Assistant Secretary of the Company;

(i)           a list of the Shareholders as of the Closing Date, including addresses, the number of shares of Company Common Stock owned by each and the Certificate numbers representing such shares;

(j)           a resignation effective as of the Closing Date from each of the officers and directors of the Company, and from any officers or directors of the Bank that may be requested by Acquiror, from such individual’s position, as the case may be, as a director or officer or both of the Company and/or the Bank;

(k)          a certificate executed by the President or other executive officer of each of the Company and of the Bank, dated the Closing Date, stating, respectively, that: (i) subject to the standard set forth in Section 9.1, all of the representations and warranties of the Company and the Bank, as the case may be, set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) the Company and the Bank, as the case may be, has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing;

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(l)           a resolution adopted by the Compensation Committee of the Company certifying the cancellation of the Outstanding Company Stock Options in consideration of the Option Consideration as contemplated by Section 3.3; and

(m)         such other documents as Acquiror or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.

Section 2.10        Bank Merger. The Parties understand that it is the present intention of Acquiror to effect the Bank Merger concurrently or within a reasonable amount of time after the Effective Time, in the sole discretion of Acquiror. Acquiror Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. In connection with the execution and delivery of this Agreement, Acquiror and the Company shall cause Acquiror Bank and the Bank, respectively, to enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit A, or such other form as may be mutually agreed (such agreement, the “Bank Merger Agreement”). Prior to the Effective Time, Acquiror shall cause Acquiror Bank, and the Company shall cause the Bank, to execute such certificates or articles of merger and such other documents and certificates, and to take such other actions, in each case as are necessary to effectuate the Bank Merger. Acquiror will maintain the “Jacksonville Savings Bank” name at all facilities of the Bank prior to the Bank Merger. Upon consummation of the Bank Merger, the Bank’s former facilities will be operated as “CNB Bank & Trust, N.A.”

Section 2.11        Absence of Control. It is the intent of the Parties that none of Acquiror, Merger Sub or Acquiror Bank by reason of this Agreement or such Parties’ continuing due diligence shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other Party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other Party.

Section 2.12        Alternative Structure. Notwithstanding anything to the contrary in this Agreement, Acquiror may specify, for any reasonable business, Tax or regulatory purpose, that, before the Effective Time, Acquiror, the Company and the Bank shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of the Company or the Bank with any Affiliate of Acquiror, and the Parties shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change to the structure of the Contemplated Transactions shall (1) alter or change the amount or kind or Merger Consideration (2) impede consummation of the Merger or (3) delay the Closing Date (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits or the form of consideration to be received by the Shareholders.

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Section 2.13        Calculation of Closing Shareholders’ Equity. The Closing Shareholders’ Equity shall be calculated by the Company using reasonable estimates of revenues and expenses where actual amounts are not available. The calculation of these amounts (collectively, the “Calculation”), shall be delivered to Acquiror, accompanied by appropriate supporting detail, no later than the close of business on the fifth (5th) day following the Calculation Date. If prior to the close of business on the fifth (5th) day following delivery of the Calculation to Acquiror, Acquiror has not given the Company notice of an objection to the Calculation (which notice shall state in detail the specific basis of Acquiror’s objection and its proposed adjustments (the “Objection Notice”)), the Calculation as prepared by the Company will be final, binding, and conclusive on the Parties. If Acquiror timely gives the Company an Objection Notice and if the Company and Acquiror fail to resolve the issues raised in the Objection Notice prior to the close of business on the fifth (5th) day following delivery of the Objection Notice by Acquiror to the Company, the determination of the Calculation, and all matters associated therewith, shall be submitted to the Springfield, Illinois, office of RSM US LLP (or, if the Springfield, Illinois, office of RSM US LLP is unable or unwilling to serve in such capacity, a recognized national or regional independent accounting firm, with significant experience in auditing financial institutions, that is mutually acceptable to the Company and Acquiror) (the “Independent Accountants”) for a binding determination of the Calculation (a “Final Determination”). The Independent Accountants shall be directed by the Company and Acquiror to use their Best Efforts to make a Final Determination as soon as practicable within ten (10) days after the date of its engagement (the “Engagement Date”), but in no event later than thirty (30) days after the Engagement Date, and the Final Determination with respect to all matters covered therein, including the Closing Shareholders’ Equity, shall be conclusive and binding upon Acquiror and the Company. The Company and Acquiror shall execute any agreement required by the Independent Accountants to accept their engagement and shall each bear one-half of the fees and costs of the Independent Accountants (and which, in the case of the Company, shall constitute an additional Transactional Expense). Notwithstanding anything contained herein to the contrary, if the Independent Accountants are requested to make a Final Determination, the Closing Date shall be postponed and shall occur on the fifth (5th) Business Day after delivery to the Parties of a Final Determination.

Article 3
Conversion of Securities in the Merger

Section 3.1          Manner of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any of the shares of the capital stock of Merger Sub:

(a)          Each of the shares of Outstanding Company Common Stock (other than shares held as treasury stock, shares held by Acquiror or any shares remitted to the Company prior to the Effective Time for purposes of repayment of the Company ESOP loan balance as contemplated by Section 6.18) shall be converted into the right to receive the Per Share Price.

(b)          Each share of Company Common Stock held as treasury stock or by Acquiror immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c)          Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly-issued, fully paid and non-assessable share of common stock of the Surviving Entity, and such common stock of the Surviving Entity shall constitute all of the issued and outstanding shares of capital stock of the Surviving Entity immediately following the Effective Time.

Section 3.2          Payment for Shares.

(a)          The Parties agree that Hickory Point Bank and Trust, Decatur, Illinois, at Acquiror’s sole expense, shall serve as the paying agent for purposes of this Agreement (the “Paying Agent”). At the Effective Time, the Parties shall deliver or cause to be delivered to the Paying Agent a certified copy of a list of the Shareholders.

(b)          At or prior to the Effective Time, for the benefit of the holders of the Outstanding Company Common Stock for payment in accordance with this Section 3.2, (i) Acquiror shall make the payment described in Section 2.8(a) to the Paying Agent and (ii) the Company shall make the payment described in Section 2.9(a) to the Paying Agent.

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(c)          Within five (5) Business Days after the Effective Time, Acquiror shall cause the Paying Agent to mail to each Person who is identified at the Closing by the Company as a holder of record of Outstanding Company Common Stock, a letter of transmittal (which shall specify that delivery shall be effected, and risk or loss and title to the Certificate shall pass, only upon the proper delivery of the Certificates to the Paying Agent) and instructions (all in such form as may be reasonably acceptable to the Company and its counsel) for use in effecting on or after the Effective Time the surrender of Certificates which, immediately prior to the Effective Time, represented such shares (the “Letter of Transmittal”).

(d)          Upon surrender to the Paying Agent of such Certificates, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall within five (5) Business Days thereafter cause to be paid to the Persons entitled thereto a check or, if appropriate instructions are provided and Paying Agent’s normal fees are paid, a wire in the amount to which such Persons are entitled, after giving effect to any required Tax withholdings.

(e)          If payment is to be made to a Person other than the registered holder of Certificates surrendered, it shall be a condition of any such payment that the Certificates so surrendered shall be properly endorsed or otherwise executed in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of Certificates surrendered, or establish to the satisfaction of Acquiror or the Paying Agent that any such Tax has been paid or is not applicable.

(f)           Ninety (90) days following the Effective Time, the Acquiror shall cause the Paying Agent to mail to each Person who is identified at the Closing by the Company as a holder of record of Outstanding Company Common Stock and who has not then surrendered their Certificates to Paying Agent a second notice of the Letter of Transmittal. One hundred eighty (180) days following the Effective Time, the Paying Agent shall deliver to Acquiror a certified list of the names and addresses of all former registered holders of Company Common Stock who have not then surrendered their Certificates to receive the Merger Consideration to which they are entitled, and Acquiror shall be entitled at its election to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of Certificates formerly representing Company Common Stock and outstanding at the Effective Time.

(g)          Except as otherwise provided herein or in the Letter of Transmittal, Acquiror shall pay all charges and expenses in connection with the payment of the Merger Consideration in exchange for Company Common Stock.

(h)          The Merger Consideration paid pursuant to this Article 3 shall constitute and represent full satisfaction of all rights pertaining to such shares of Company Common Stock.

(i)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in such reasonable amount as Acquiror or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Acquiror or the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Certificate pursuant to this Article 3.

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Section 3.3          Company Stock Options. Holders of Outstanding Company Stock Options under the Jacksonville Bancorp, Inc. 2012 Stock Option Plan, whether or not vested as of the Effective Time, will be cancelled in exchange for the right to receive a cash payment, which shall be paid by the Company prior to the Effective Time, in an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Outstanding Company Stock Option at the Effective Time and (ii) the amount by which the Per Share Price exceeds the exercise price per share of such Outstanding Company Stock Option (the “Option Consideration ”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of an Outstanding Company Stock Option is greater than or equal to the Per Share Price, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such Outstanding Company Stock Option shall be canceled without any payment made in exchange therefor. In connection with the cash out of the Outstanding Company Stock Options, the Company shall use best efforts to enter into a stock option cancellation agreement with the holder of each such option prior to payment of such consideration. Execution of a cancellation agreement by every holder of the Outstanding Company Stock Options is not a condition precedent to consummation of the transactions contemplated by this Section 3.3.

Article 4
Representations and Warranties of the Company

The Company hereby represents and warrants to Acquiror that:

Section 4.1          Company Organization. The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and bylaws of the Company and all amendments thereto set forth in the Company SEC Reports are true, complete and correct, and in full force and effect. The Company has no Subsidiary other than the Subsidiaries listed on Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Section 4.2          Bank Organization. The Bank is a non-member savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. Copies of the articles of incorporation and bylaws of the Bank are set forth on Schedule 4.2 and are complete and correct.

Section 4.3          Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement subject to receipt of all necessary regulatory approvals under Section 8.1 and subject to Shareholder approval. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to Shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

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Section 4.4          No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors of the Company or the Bank; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Bank, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the Federal Deposit Insurance Act, as amended (the “FDIA”) and the Illinois Banking Act (the “IBA”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or the Bank is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or the Bank; except, in the case of each of clauses (c) and (d), where any such contravention, conflict, violation, breach, lien, charge or encumbrance would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. Except as set forth on Schedule 4.4 and for the regulatory approvals referred to in Section 8.1 and the requisite approval of the Shareholders, neither the Company nor the Bank is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5          Capitalization.

(a)          The authorized capital stock of the Company currently consists, of (i) 25,000,000 shares of Company Common Stock, 1,814,467 shares of which are validly issued and outstanding, fully paid and nonassessable and (ii)10,000,000 shares of preferred stock, no shares of which are issued and outstanding.

(b)          None of the shares of Company Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as set forth on Schedule 4.5, since December 31, 2016, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company, and no dividends or other distributions payable in any equity securities of the Company have been declared, set aside, made or paid to the Shareholders. Schedule 4.5 includes a list of all Outstanding Company Stock Options, including the names of all holders, the exercise price for each such option and the number of options held by each holder. Except as set forth on Schedule 4.5, there are, as of the Agreement Date, no other outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company. Except as provided in this Section 4.5 or otherwise disclosed in this Agreement, the Company is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Company. The Company does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

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Section 4.6          Company SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)          The Company has timely filed all Company SEC Reports and all such Company SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)          The financial statements presented (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Company SEC Reports filed since December 31, 2015 (collectively, and including the notes thereto, the “Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Financial Statements. As of the date hereof, BKD, LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

(c)          The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. The Company maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by the Company in reports that the Company is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosures. As of September 30, 2017, to the Knowledge of the Company, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)          The Company and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). The Company’s certifying officers have evaluated the effectiveness of the Company’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of the Company under the Exchange Act (the “Company Evaluation Date”). The Company presented in such quarterly report the conclusions of the certifying officers about the effectiveness of the Company’s Internal Control Over Financial Reporting based on their evaluations as of the Company Evaluation Date. Since the Company Evaluation Date, there have been no changes in the Company’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, the Company’s Internal Control Over Financial Reporting. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(e)          The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state securities or banking authorities, except to the extent the failure to do so would not have a Material Adverse Effect on the Company on a consolidated basis. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)           To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2017, that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).

Section 4.7          Books and Records. The books of account, minute books, stock record books and other records of the Company and the Bank are complete and correct in all material respects and have been maintained in accordance with the Company’s and the Bank’s respective business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of the Company and the Bank contain accurate and complete records in all material respects of all meetings held, and corporate action taken, by their respective shareholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of the Company and the Bank.

Section 4.8          Title to Properties. Each of the Company and the Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, including all real property carried by the Bank as OREO, if any. The ownership interests of the Company or the Bank in such assets and properties (excluding OREO) are not subject to any valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as the “Permitted Exceptions”). Each of the Company and the Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis, all buildings and structures owned by the Company and the Bank lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

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Section 4.9          Loans; Allowance for Loan and Lease Losses.

(a)          Except as set forth on Schedule 4.9, each loan, loan agreement, note, financing lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof reflected as an asset on any of the Financial Statements or reports filed with the Regulatory Authorities (collectively, “Bank Loans”) is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(b)          All Bank Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. Except (1) for loans pledged as security to the Federal Home Loan Bank, (2) loans in which the Bank holds a subordinate position and (3) as set forth on Schedule 4.9, the Bank’s interest in all Bank Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Bank Loans.

(c)          Except as disclosed on Schedule 4.9, the Bank is not a party to any Bank Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Bank Loan; or (v) with respect to which the Company or the Bank is aware of potential violations of any Environmental Laws (as defined in Section 4.19) that may have occurred on the property serving as collateral for such Bank Loan or by any obligor of such Bank Loan.

(d)          The Bank’s ALLL reflected in the Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Bank Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Company and the Bank, is adequate in all material respects under the requirements of GAAP and all Legal Requirements.

(e)          To the Knowledge of the Company: (i) none of the Bank Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the ALLL are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

(f)           No loans have been sold by the Bank on a recourse basis, and no purchaser of loans from the Bank has any right to require the Bank to repurchase any of such loans.

Section 4.10       Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 4.10, neither the Company nor the Bank has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for (1) liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof or (2) liabilities incurred in connection with the Contemplated Transactions. Since the date of the latest Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of the Company or the Bank, and, to the Knowledge of the Company, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis.

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Section 4.11        Taxes. Except as set forth on Schedule 4.11:

(a)          Each of the Company and the Bank has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects. Each of the Company and the Bank has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and the Bank, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)          There is no claim or assessment pending or, to the Knowledge of the Company, Threatened against the Company or the Bank for any Taxes that it owes. No audit, examination or investigation related to Taxes paid or payable by the Company or the Bank is presently being conducted or, to the Knowledge of the Company, Threatened by any Regulatory Authority. Neither the Company nor the Bank is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Bank.

(c)          Each of the Company and the Bank has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns filed with respect to the last three (3) fiscal years by the Company and the Bank and any Tax examination reports and statements of deficiencies assessed or agreed to for any such time period.

Section 4.12        Compliance with ERISA. All Employee Benefit Plans (as defined in Section 4.16) established or maintained by the Company or the Bank or to which the Company or the Bank contributes, are in material compliance with all applicable requirements of ERISA, and are in material compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such Employee Benefit Plans. No such Employee Benefit Plan is subject to Title IV of ERISA. No such Employee Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA). All contributions and premium payments that are due under any such Employee Benefit Plan have been made or accrued for in accordance with GAAP.

Section 4.13        Compliance with Legal Requirements. Each of the Company and the Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business, except where the failure to hold such licenses, certificates, permits or franchises would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each of the Company and the Bank is, and at all times since January 1, 2016, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by the Company or the Bank of, or a failure on the part of the Company or the Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of the Company or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not have a Material Adverse Effect on the Company on a consolidated basis. Neither the Company nor the Bank has received, at any time since January 1, 2016, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does the Company have any Knowledge with respect to the Company or the Bank, regarding: (x)  any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of the Company or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not have a Material Adverse Effect on the Company on a consolidated basis.

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Section 4.14        Legal Proceedings; Orders.

(a)          There are no Proceedings and Orders entered into, affecting or involving the Company or the Bank, or to the Knowledge of the Company, any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2016, that have not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on the Company on a consolidated basis. To the Knowledge of the Company, no officer, director, agent or employee of the Company or the Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or the Bank as currently conducted.

(b)          Except for confidential supervisory matters that may not be disclosed pursuant to Legal Requirements, neither the Company nor the Bank: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv)  is subject to any supervisory letter from; (v) since January 1, 2013, has been ordered to pay any civil money penalty, which has not been paid to; and (vi) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, relates in any material manner to its capital adequacy, restricts its ability to pay dividends, or limits in any material manner its credit or risk management policies, its management or its business.

Section 4.15        Absence of Certain Changes and Events. Except (1) as otherwise set forth in this Agreement, (2) any actions taken to obtain the cash necessary to fulfill the Company’s obligations under Section 2.9(a) of this Agreement, (3) on Schedule 4.15, (4) to the extent required by any Legal Requirement or Regulatory Authority or (5) with the prior written consent of the Acquiror (which shall not be unreasonably withheld, conditioned or delayed), each of the Company and the Bank has conducted its business only in the Ordinary Course of Business, and without limiting the foregoing, with respect to each, since December 31, 2016, there has not been any:

(a)          change in its authorized or issued capital stock, except for the issuance of any shares of common stock pursuant to the exercise of Outstanding Stock Options; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock, except for shares acquired to satisfy tax withholding obligations upon the vesting of shares of restricted stock or shares tendered to pay the exercise price of Outstanding Stock Options; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except for its regular cash dividends not to exceed $0.10 per share, each as reflected on the Financial Statements and that will be included in the Calculation;

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(b)          amendment to its articles of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)          payment or increase of any bonus, salary or other compensation to any of its directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing Employee Benefit Plan disclosed in the Schedules, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d)          adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Employee Benefit Plan;

(e)          entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(f)           except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Company or the Bank of more than the Target Amount in the aggregate;

(g)          Bank Loan or commitment to make any Bank Loan other than in the Ordinary Course of Business;

(h)          Bank Loan or commitment to make, renew, extend the term or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.15 shall prohibit the Bank from honoring any contractual obligation in existence on the Agreement Date;

(i)           incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(j)           sale (other than any sale in the Ordinary Course of Business, which shall include the sale, transfer or disposal of OREO), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except: (i) for Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(k)          cancellation or waiver by it of any claims or rights with a value in excess of the Target Amount;

(l)           any investment by it of a capital nature exceeding the Target Amount;

(m)         except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

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(n)          transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(o)          material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of the Company or the Bank to respond to then current market or economic conditions or as may be required by any Regulatory Authorities or by any Legal Requirement;

(p)          filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(q)          discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(r)           entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of the Target Amount in aggregate value, except as otherwise incurred in the Ordinary Course of Business, which shall include sales by the Bank of OREO and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(s)          purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(t)           hiring of any employee with an annual salary in excess of the Target Amount, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(u)          agreement, whether oral or written, by it to do any of the foregoing.

Section 4.16        Properties, Contracts and Employee Benefit Plans. Except for Contracts evidencing Bank Loans made by the Bank in the Ordinary Course of Business, Schedule 4.16 lists or describes the following with respect to the Company and the Bank:

(a)          real property owned by it, including OREO (collectively, the “Company Real Estate”), together with the address of such real estate, and each lease of real property to which it is a party, either as lessor or lessee, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office;

(b)          all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds, repurchase agreements and advances with the Federal Home Loan Bank;

(c)          each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of the Target Amount;

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(d)          each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of it in excess of the Target Amount;

(e)          each Contract not referred to elsewhere in this Section 4.16, that relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes;

(f)           each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than the Target Amount or with terms of less than one year);

(g)          each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, other than shrink-wrap license agreements or other similar license agreements (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of its Intellectual Property Assets;

(h)          each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)          each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j)           each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or the Bank or limit, in any material respect, the ability of the Company or the Bank to engage in any line of business or to compete with any Person;

(k)          each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)           the name and annual salary of each executive officer of the Company and the Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by the Company or the Bank to or for the benefit of each such person for the year ended December 31, 2016, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such Person;

(m)         each employee benefit plan (as defined in Section 3(3) of ERISA), profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by the Company or the Bank for the benefit of the officers, directors or employees of the Company or the Bank, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by the Company or the Bank for the benefit of the employees of the Company or the Bank (collectively, the “Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service (the “IRS”) private rulings or determination letters obtained by or for the benefit of the Company or the Bank;

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(n)          the name of each Person who is or would be entitled pursuant to any Contract or Employee Benefit Plan to receive any payment from the Company or the Bank as a result of the consummation of the Contemplated Transactions (including any reasonable estimate of the payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the reasonable estimate of the maximum amount of such payment;

(o)          each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company or the Bank to be responsible for consequential damages;

(p)          each Contract for capital expenditures in excess of the Target Amount; and

(q)          each amendment, supplement and modification in respect of any of the foregoing.

The Company has made available to Acquiror true, correct and complete copies of each document, plan or Contract listed and described on Schedule 4.16.

Section 4.17        No Defaults. Each Contract identified or required to be identified on Schedule 4.16 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity, except as would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. Each of the Company and the Bank is, and at all times since January 1, 2017, has been, in compliance with all applicable terms and requirements of each Contract under which either the Company or the Bank has or had any obligation or liability or by which the Company or the Bank or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. To the Knowledge of the Company, each other Person that has or had any obligation or liability under any such Contract under which the Company or the Bank has or had any rights is, and at all times since January 1, 2017, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Bank Loan, neither the Company nor the Bank has given to or received from any other Person, at any time since January 1, 2017, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company or the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.18        Insurance. Schedule 4.18 lists the policies of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by the Company or the Bank on the Agreement Date, showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

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Section 4.19        Compliance with Environmental Laws. Except as disclosed in the Existing Environmental Reports, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or the Bank or any of their respective assets that are pending or, to the Knowledge of the Company, Threatened, nor to the Knowledge of the Company is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or the Bank to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”). Except as disclosed in the Existing Environmental Reports, no environmental clearances or other governmental approvals are required for the conduct of the business of the Company or the Bank or the consummation of the Contemplated Transactions. Except as disclosed in the Existing Environmental Reports, to the Knowledge of the Company, neither the Company nor the Bank is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 4.20        Employee Matters.

(a)          The Company has previously made available to Acquiror true, correct and complete copies of: (i) all documents that set forth the terms of each Employee Benefit Plan, including all plan documents, summary plan descriptions, and other summaries and descriptions furnished to participants and beneficiaries; (ii) the most recent IRS determination or opinion letter and any pending request for a determination or opinion letter with respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (iii) all personnel, payroll and employment manuals and policies; (iv) a written description of any Employee Benefit Plan that is not otherwise in writing; (v) all registration statements filed with respect to any Employee Benefit Plan; (vi) all insurance policies purchased by or to provide benefits under any Employee Benefit Plan; (vii) all reports submitted within three (3) years preceding the Agreement Date by third party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Employee Benefit Plan; (viii) the Form 5500 filed in each of the most recent three (3) plan years with respect to each Employee Benefit Plan, including all schedules thereto and the opinions of independent accountants; (ix) all notices that were given by the Company, the Bank or an ERISA Affiliate or any Employee Benefit Plan to the IRS or any participant or beneficiary, pursuant to statute, within the three (3) years preceding the Agreement Date, including notices that are expressly mentioned elsewhere in this Section 4.20; (x) all correspondence from any governmental body regarding any Employee Benefit Plan within the three (3) years preceding the Agreement Date; and (xi) notice of any Employee Benefit Plan that meets or purports to meet the requirements of Section 401(a) of the Code.

(b)          Schedule 4.20 sets forth a reasonable estimate of the financial cost of all obligations owed under any Employee Benefit Plan that is not subject to the disclosure and reporting requirements of ERISA.

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(c)          All Employee Benefit Plans comply in form and in operation in all material respects with all applicable requirements of the Code and ERISA and other applicable Legal Requirements, including the Consolidated Omnibus Budget Reconciliation Act of 1985, Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the American Jobs Creation Act of 2004, in each case as amended. All “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA, maintained by the Company or the Bank and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each such plan and each amendment thereto has been made by the IRS. Neither the Company nor the Bank has: (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) has engaged in a transaction or omitted to take action with respect to any Employee Benefit Plan that would reasonably be expected to subject the Company to any material liability for an excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or a penalty under ERISA; or (iii) breached any of the duties or, to the Knowledge of the Company, failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA.

(d)          Except as set forth on Schedule 4.20, neither the Company nor the Bank would have any liability or contingent liability (including the payment by the Company or the Bank of premiums for health care coverage for active employees or retirees) if any Employee Benefit Plan were terminated or if the Company or the Bank were to cease its participation therein. Except as set forth on Schedule 4.20, neither the Company nor the Bank nor any ERISA Affiliates or Persons acting on its behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Employee Benefit Plan that cannot be unilaterally terminated or modified by the Company or the Bank or the applicable ERISA Affiliate at its discretion at any time without further obligation.

(e)          On a timely basis, the Company and the Bank and their ERISA Affiliates have made all contributions or payments to or under each Employee Benefit Plan as required pursuant to each such Employee Benefit Plan or any collective bargaining agreements or the Company or the Bank have accrued or taken other provision for reserves to meet contributions and payments under such Employee Benefit Plans which have not been made because they are not yet due.

(f)           Except as set forth on Schedule 4.20, no Employee Benefit Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(g)          Neither the Company nor the Bank nor any ERISA Affiliate has any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA). No Employee Benefit Plan is or has been subject to Title IV of ERISA or Section 412 of the Code.

(h)          Except as set forth on Schedule 4.20, neither the Company nor the Bank nor any ERISA Affiliate provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under ERISA.

(i)           There are no pending audits or investigations by any governmental agency involving the Employee Benefit Plans and, to the Knowledge of the Company, no Threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Employee Benefit Plans), or Proceedings involving any Employee Benefit Plan, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any such claim or Proceeding.

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(j)           Since January 1, 2016, there has been no amendment to, announcement by the Company, the Bank or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Benefit Plan which would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of Persons employed by the Company or the Bank or promotions of existing employees in the Ordinary Course of Business.

(k)          Each Employee Benefit Plan that is subject to Section 409A of the Code in whole or in part has been at all times administered to comply in all material respects with the requirements of Section 409A of the Code and has been amended to be in documentary compliance with all applicable provisions of Section 409A of the Code.

(l)           Except as set forth on Schedule 4.20, there is no unfunded liability under any Employee Benefit Plan.

(m)         Neither the Company, the Bank or any ERISA Affiliate has ever established or contributed to, or had an obligation to contribute to, any “voluntary employees’ beneficiary association” (as described in Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or Section 501(c)(20) of the Code, or any welfare benefit fund as defined in Section 419(e) of the Code.

(n)          None of the employees of the Company or the Bank or any of its respective Affiliates is represented in his or her capacity as an employee of the Company or the Bank or any of its Affiliates by any labor organization and neither the Company nor the Bank nor any of its respective Affiliates has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any employees. Neither the Company nor the Bank nor any of its respective Affiliates has experienced or been Threatened with any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Neither the Company nor the Bank nor any of its respective Affiliates has committed any material unfair labor practice. To the Knowledge of the Company, no organizational effort is presently being made or Threatened by or on behalf of any labor union with respect to employees of the Company or the Bank or its respective Affiliates.

(o)          The Company and the Bank and each of its respective Affiliates has complied, and is currently in compliance, in all material respects, with all applicable foreign, federal, state and local laws relating to employment, including those related to wages, hours, collective bargaining, withholding, collection and payment of social security, termination of employment, unemployment compensation and similar payroll taxes, equal pay, workers’ compensation, occupational health and safety, immigration, payment of overtime and the classification of employees as overtime eligible and overtime exempt, fair labor standards, discrimination on the basis of race, age, sex, religion, color, national origin, disability and other classifications protected by federal, state and local laws.

Section 4.21        Indemnification Claims. To the Knowledge of the Company, no action or failure to take action by any director, executive officer, employee or agent of the Company or the Bank has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against the Company or the Bank under any Contract with, or the corporate indemnification provisions of, the Company or the Bank, or under any Legal Requirements.

Section 4.22        Insider Interests. Since January 1, 2016, all transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the Company SEC Reports. Except as set forth on Schedule 4.22, no executive officer or director of the Company or the Bank, any member of the Family of any such Person and no entity that any such Person “controls” within the meaning of Regulation O promulgated by the Federal Reserve has any loan or any other agreement with the Bank or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Bank.

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Section 4.23        Brokerage Commissions. Except as set forth on Schedule 4.23, none of the Company, the Bank or, to the Knowledge of the Company, any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 4.24        Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Neither the Company nor the Bank has received any notice of non-compliance with the Bank Secrecy Act and other anti-money laundering laws, the CRA, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Flood Disaster Protection Act, the Truth in Lending Act, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair and Accurate Credit Transactions Act and federal fair lending laws, and the regulations promulgated under the foregoing. The Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.25        Code Sections 280G, 409A and 4999. There is no payment that is owed or may become due to any director, officer, employee or agent of the Company or the Bank that will be non-deductible to the Company or the Bank (or, following the Merger, Acquiror) or subject to Tax under Section 280G or Section 4999 of the Code, nor will the Bank (or, following the Merger, Acquiror) be required to “gross up” or otherwise compensate any such Person because of the imposition of any Tax or excise tax on a payment to such Person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code or comparable state laws, neither the Company nor the Bank provides health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

Section 4.26        Disclosure. Neither any representation nor warranty of the Company in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 5
Representations and Warranties of Acquiror

Acquiror represents and warrants to the Company that:

Section 5.1          Acquiror Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary and where the failure to be so registered would have a Material Adverse Effect; (b) is registered with the Federal Reserve as a financial holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

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Section 5.2          Merger Sub Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary and where the failure to be so registered would have a Material Adverse Effect. Merger Sub has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 5.3          Authorization; Enforceability. Each of Acquiror and Merger Sub has the requisite power and authority to enter into and perform its obligations under this Agreement, subject to the receipt of all regulatory approvals under Section 8.1. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub, and the consummation by each of Acquiror and Merger Sub of its obligations under this Agreement, have been authorized by all necessary actions, and this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

Section 5.4          No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate or articles of incorporation, charter or bylaws, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors, Acquiror or Merger Sub; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority the valid and enforceable right to challenge any of the Contemplated Transactions. Each of Acquiror and Merger Sub is not, or will not be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except such approvals of the Federal Reserve, the OCC, the IDFPR, the MDAT or the FDIC that are or may be required by law or regulation to consummate the Contemplated Transactions.

Section 5.5          Disclosure. Neither any representation nor warranty of Acquiror or Merger Sub in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 5.6          Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Neither Acquiror nor Acquiror Bank has received any notice of non-compliance with the Bank Secrecy Act and other anti-money laundering laws, the CRA, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Flood Disaster Protection Act, the Truth in Lending Act, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair and Accurate Credit Transactions Act and federal fair lending laws, and the regulations promulgated under the foregoing. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

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Section 5.7          Regulatory Filings.

(a)          Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state securities or banking authorities, except to the extent the failure to do so would not have a Material Adverse Effect on Acquiror on a consolidated basis. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2017, that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).

Section 5.8          Books and Records. The books of account and minute books of Acquiror and Acquiror Bank are complete and correct in all material respects and have been maintained in accordance with Acquiror’s and Acquiror Bank’s respective business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Acquiror and Acquiror Bank contain accurate and complete records in all material respects of all meetings held, and corporate action taken, by their respective shareholders, board of directors and committees of the board of directors.

Section 5.9          Compliance with Legal Requirements. Each of Acquiror and Acquiror Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business, except where the failure to hold such licenses, certificates, permits or franchises would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each of Acquiror and Acquiror Bank is, and at all times since January 1, 2016, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis. Neither Acquiror nor Acquiror Bank has received, at any time since January 1, 2016, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Acquiror have any Knowledge with respect to the Acquiror or Acquiror Bank, regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, except where any such violation, failure or obligation would not have a Material Adverse Effect on Acquiror on a consolidated basis.

Section 5.10        Financial Statements. Acquiror has previously made available to the Company copies of the consolidated balance sheets of Acquiror as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the 2016 and 2015 fiscal years. Such financial statements (including the related notes) (a) fairly present in all material respects the results of the consolidated operations and consolidated financial position of Acquiror for the fiscal periods or as of the dates therein set forth and (b) have been prepared in accordance with GAAP consistently applied during the periods involved.

Section 5.11        Legal Proceedings. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Acquiror, any of its Subsidiaries or any of their assets that would, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

Section 5.12        Availability of Funds. As of the Closing Date, Acquiror shall have sufficient funds (which funds, as well as the obligations of Acquiror and Merger Sub hereunder, shall not be subject to any financing condition or contingencies) to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all obligations of Parent and Merger Sub under this Agreement, including the payment of Acquiror’s portion of the Merger Consideration that is specified in Section 2.8(a).

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Section 5.13        Employee Benefits. All Employee Benefit Plans of Acquiror comply in form and in operation in all material respects with all applicable requirements of the Code and ERISA and other applicable Legal Requirements, including the Consolidated Omnibus Budget Reconciliation Act of 1985, Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the American Jobs Creation Act of 2004, in each case as amended. All “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA, maintained by Acquiror or any Affiliate and that are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each such plan and each amendment thereto has been made by the IRS. Neither Acquiror nor Acquiror Bank has breached any of the duties or to the Knowledge of the Acquiror, failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA.

Article 6
Covenants of the Company

Section 6.1           Access and Investigation.

(a)          For purposes of Acquiror’s continuing due diligence review of the Company and the Bank and for monitoring compliance with the terms of this Agreement, Acquiror and Acquiror Bank and their respective Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities to the Company and the Bank, in a manner that does not interfere with the operations of the Company or the Bank to review operations, records and properties of the Company and the Bank in accordance with the provisions of this Section 6.1, including with respect to the performance of site surveys and environmental assessments at Acquiror’s expense. Acquiror and Acquiror Bank and their respective Representatives may, prior to the Closing, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and the Bank and of their respective financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters. Upon request, the Company will furnish Acquiror or its Representatives, attorneys’ responses to auditors’ requests for information regarding the Company and the Bank, and such financial and operating data and other information reasonably requested by Acquiror, and will permit Acquiror and Acquiror Bank and their respective Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for the Company or the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives. No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company or the Bank. Acquiror shall in no event have any supervisory rights over any of the employees of the Company or the Bank during this period.

(b)          Upon Acquiror’s request, the Company shall provide to Acquiror all information provided to the directors at all meetings of the board of directors and committees of the board of directors of the Company and the Bank in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for directors or senior management of the Company or the Bank.

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(c)          Notwithstanding the foregoing, nothing in this Section 6.1 shall require the disclosure of any information to Acquiror or Acquiror Bank (i) regarding matters involving this Agreement, (ii) regarding pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (iii) regarding matters involving an Acquisition Proposal or (iv) if such disclosure would be prohibited by any Legal Requirement or such information would be subject to an attorney-client privilege or work product doctrine. Acquiror agrees that any information provided to it or Acquiror Bank by the Company or the Bank in accordance with this Section 6.1 shall be used by it only in connection with this Agreement and for no other purpose and that all such information shall be treated in confidence as provided in that certain Confidentiality Agreement, dated July 26, 2017, between the Company and Acquiror (the “Confidentiality Agreement”).

Section 6.2          Operation of the Bank. Except as contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to:

(a)          conduct its business only in the Ordinary Course of Business and in compliance with all Legal Requirements, and continue to make all normal expenditures and incur all regular expenses necessary to continue the Bank’s business, consistent with past practice;

(b)          use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it, and, in connection therewith and permit Representatives of Acquiror Bank to hold meetings or discussions with officers and employees of the Bank as provided in Section 8.3;

(c)          confer with Acquiror concerning operational matters of a material nature;

(d)          enter into loan transactions only in accordance with the Bank’s currently existing loan policy (which may be modified in the Ordinary Course of Business);

(e)          consistent with past practice, maintain an ALLL in accordance in all material respects with the requirements of GAAP and applicable Legal Requirements on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP and applicable Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days, unless the obligations are both well-secured and in the process of collection;

(f)           maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the Agreement Date and pay all premiums on such policies when due;

(g)          buy or sell any security held, or intended to be held, for investment, only in accordance with the Bank’s investment policy and reasonable banking standards and in the Ordinary Course of Business;

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(h)          file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(i)           record and carry on its books and records the net realizable value of OREO, with such value to be supported by reasonable documentation;

(j)           except for (A) regular salary or other earned compensation, fees, commissions, bonuses or (B) the cash dividends and distributions payable to the Company’s shareholders and which are reflected in the Calculation (the “Company Dividend Payments”), not declare or pay any dividends or make any other similar distributions of cash or property to any of the Bank’s directors, officers, employees or the Shareholders;

(k)          maintain its books, accounts and records in the Ordinary Course of Business;

(l)           materially comply with all Legal Requirements and Contracts;

(m)         take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions;

(n)          provide notice to Acquiror of any material change to the Bank’s loan policy within one (1) Business Day after such change becomes effective;

(o)          use its Best Efforts to obtain the cash necessary to fulfill the Company’s obligations under Section 2.9(a) in a tax advantageous manner; and

(p)          report periodically to Acquiror and Acquiror Bank concerning the status of its business, operations and finances.

Section 6.3          Negative Covenant. Except as otherwise expressly permitted by this Agreement, or to the extent required by any Legal Requirement or Regulatory Authority and in addition to the covenants in Section 6.2, between the Agreement Date and the Closing, the Company will not, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), take, or permit the taking of, any affirmative action, or fail, or permit the failure, to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.15 is likely to occur.

Section 6.4          Subsequent Financial Statements. As soon as reasonably available, the Company will deliver to Acquiror copies of: (a) monthly unaudited financial statements of the Company and the Bank that are provided to the management and directors of the Company and the Bank, respectively; (b) the Call Reports of the Bank for each quarterly or annual period completed after the Agreement Date; and (c) all other financial reports or statements submitted after the Agreement Date by the Company or the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent Financial Statements”). Any document filed or furnished to the SEC pursuant to the SEC’s Electronic Data Gatherine, Analysis and Retrieval System will be deemed delivered to Acquiror pursuant to this Section.Except as may be required by changes in any Legal Requirements effective after the Agreement Date, the Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented. The Subsequent Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Financial Statements misleading in any material respect.

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Section 6.5          Advice of Changes. Between the Agreement Date and the Closing Date, the Company shall promptly notify Acquiror in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company’s representations and warranties as of the Agreement Date, or if the Company becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Acquiror a supplement to the Schedules specifying such change. During the same period, the Company will promptly notify Acquiror of the occurrence of any Breach of any covenant of the Company in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.6          Other Offers.

(a)          Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article 11, the Company will not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any Acquisition Transaction or a potential Acquisition Transaction involving the Company. Notwithstanding such foregoing restriction, the Company may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of the Company determines, in good faith, after consultation with its legal counsel, that the taking of such actions is reasonably necessary for it to comply with its fiduciary duties to the Shareholders under applicable law, and, provided further, that the Company may not, in any event, provide to such third party any information which it has not provided (or does not simultaneously provide) to Acquiror. The Company shall promptly notify Acquiror orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. Nothing contained in this Agreement shall prevent the Company or the board of directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(b)          Notwithstanding the foregoing in Section 6.6(a), at any time prior to the approval of this Agreement by the Company’s shareholders, the board of directors of the Company may, in response to a bona fide unsolicited written Acquisition Proposal that the Company received (and that did not result from a breach of this Section 6.6) and that fulfilled the requirements contained in Section 6.6(a), take any of the actions otherwise prohibited by Section 6.6(a) with respect to such Acquisition Proposal after the fifth (5th) Business Day following the submission to Acquiror of a notice (the “Notice of Acquisition Proposal”) from the Company advising Acquiror of such Acquisition Proposal, if at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Acquiror since its receipt of such Notice of Acquisition Proposal (provided, however, that Acquiror shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the board of directors of the Company has reasonably determined in good faith, after consultation with its legal counsel, that the taking of such actions is necessary to comply with its fiduciary duties to the Shareholders under applicable law.

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Section 6.7         Data and Item Processing Agreements. The Company agrees to consult with Acquiror and Acquiror Bank prior to the entry by the Company or the Bank, by either action or inaction, into any new, or any extension of any existing, data or item processing agreements. The Company agrees to coordinate and cause the Bank to coordinate with Acquiror and Acquiror Bank the negotiation of any new or extension of any existing data or item processing agreement with the purpose of achieving the best possible economic and business result in light of the Merger, and the Company shall use its Best Efforts to reduce to the extent possible the aggregate amount of any cancellation fees resulting from the termination or failure to renew by the Company or the Bank of any data or item processing agreements. The Company further agrees to allow Representatives of Acquiror Bank to engage in discussions with the Bank’s employees to facilitate a data conversion on or after the Closing Date, and to cause the Bank’s employees to cooperate with Acquiror Bank’s Representatives with the joint goal of accomplishing an efficient and effective data conversion. For the sake of clarity, the Parties acknowledge and agree that any cancellation and data conversion fees due and owing as a result of the Contemplated Transactions shall be the financial responsibility of Acquiror and shall not be included in the Transactional Expenses, except for any additional and any higher cancellation and data conversion fees that are incurred as a result of the action or inaction by the Company or the Bank, in which case the aggregate amount of such additional cancellation and data conversion fees and any incremental increases therein would be included in the Transactional Expenses.

Section 6.8          Accounting and Other Adjustments. The Company agrees that it shall, upon Acquiror’s reasonable request: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any ALLL; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Acquiror or Acquiror Bank after the Effective Time; provided, that all such accounting and other adjustments are in accordance with GAAP and all Legal Requirements and provided, further, that, unless otherwise specified in this Agreement, the Company shall not be obligated to take any such requested action until immediately prior to the Closing and following satisfaction all conditions contained in Article 10; and provided further, that none of the actions taken by the Company if taken solely in compliance with this Section 6.8 will be taken into account in calculating the Closing Shareholders’ Equity.

Section 6.9           Voting Agreements. Concurrently with the execution and delivery of this Agreement, each director and executive officer of the Company and the Bank shall enter into and deliver to Acquiror voting and support agreements in the form of Exhibit B executed by each of the executive officers and directors of the Company and the Bank who own any Company Common Stock.

Section 6.10        Amendments of Change of Control Agreements. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror amendments to the existing change of control agreements in the form of Exhibit C executed by each of Diana Tone and Chris Royal.

Section 6.11        Employment Agreements. Concurrently with the execution and delivery of this Agreement, the Acquiror shall deliver acknowledgment agreements to the Company, providing that the Acquiror shall, or cause Acquiror Bank to, assume and continue the Bank’s employment agreements with each of Robert Beard and James Martin as of the Effective Time.

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Section 6.12       Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the (a) Company shall prepare and file (after Acquiror has had a reasonable opportunity to review and comment on) the Proxy Statement with the SEC, (b) the Company will respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to Acquiror a reasonable time prior to filing to allow meaningful comment, and (c) as promptly as reasonably practicable, the Company will prepare and file (after Acquiror has had a reasonable opportunity to review and comment on) any amendments or supplements to the Proxy Statement necessary to be filed in response to any SEC comments or as required by Legal Requirements. Acquiror and Acquiror Bank shall furnish to the Company information required to be included in the Proxy Statement with respect to its business and affairs.

Section 6.13        Shareholders’ Meeting. The Company shall cause a meeting of the Shareholders to be held for the purpose of acting upon the Merger and this Agreement. Such meeting shall be held at the earliest practicable date after the Agreement Date. The Company shall send to the Shareholders at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement. The Company and its board of directors shall recommend to the Shareholders the approval of the Merger and this Agreement and shall solicit proxies voting only in favor thereof from the Shareholders, and the Company and its board of directors shall not withdraw, modify or change, in any manner adverse to Acquiror, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Acquiror, such recommendation of this Agreement and the Merger; provided, however, that the Company shall not be required to make the recommendation required by this Section 6.13, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of the Company determines, in good faith, after consultation with its legal counsel, that the taking of such action is reasonably necessary for it to comply with its fiduciary duties to the Shareholders under applicable law. For the avoidance of doubt, the Parties acknowledge that the failure of the Company to cause a meeting of the Shareholders to be held for the purposes set forth in this Agreement or otherwise to comply with the provisions of this Section 6.13 shall be deemed to have a Material Adverse Effect on the Company on a consolidated basis and on Acquiror’s rights under this Agreement.

Section 6.14        Information Provided to Acquiror or Acquiror Bank. The Company agrees that none of the information concerning the Company or the Bank that is provided or to be provided by the Company to Acquiror for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or Acquiror Bank or any of their respective Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.15        Amendment or Termination of Employee Benefit Plans.

(a)          Except as otherwise specifically contemplated by this Agreement, and to the extent permitted by applicable Legal Requirements, upon the written request of Acquiror, the Company and the Bank shall take such action as may be necessary to amend or terminate any Employee Benefit Plan on or before the Closing on terms reasonably acceptable to Acquiror; provided, however, that the Company shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing and following the satisfaction of all conditions contained in Article 10.

(b)          The Company and the Bank shall take such action as may be necessary to terminate, effective at least one (1) day prior to the Closing Date, the Jacksonville Savings Bank 401(k) Profit Sharing Plan (the “Company 401(k) Plan”). As soon as practicable thereafter, the account balances of the Company 401(k) Plan shall be distributed to participants or transferred to an eligible tax-qualified plan or individual retirement account as a participant may direct. The Company shall adopt necessary amendment(s) and board resolution(s), subject to reasonable review and comment by Acquiror, to effect the provisions of this Section 6.15(b).

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Section 6.16        Insurance. The Company shall, prior to the Closing, cause to be acquired and maintained for a period of six (6) years under the Company’s existing director and officer liability insurance extended insurance coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by such director and officer liability insurance (commonly referred to as “tail coverage”) on terms with respect to such coverage and amount substantially similar to the terms and conditions of the Company’s director and officer liability insurance in effect as of the Agreement Date; provided, however, that the Company shall not pay in the aggregate for such coverage an amount that is greater than two hundred and twenty-five percent (225%) of the aggregate annual premium paid by the Company for the current term for such policy, which annual premium is set forth on Schedule 4.18.

Section 6.17        Tax Returns and Tax Filings. The Company shall not, and shall cause the Bank not to, make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Acquiror. The Company shall, and shall cause the Bank, to timely file all Tax Returns required to be filed by either of them prior to the Closing; provided, however, that each such Tax Return shall be delivered to Acquiror for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

Section 6.18       Company ESOP. The Jacksonville Savings Bank Restated Employee Stock Ownership Plan (the “Company ESOP”) shall be terminated one Business Day prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, the Company shall direct the Company ESOP trustee(s) to remit a sufficient number of shares of Company Common Stock held by the ESOP’s unallocated suspense account to the Company necessary to repay or extinguish the full outstanding balance of the Company ESOP loan(s), with each remitted share to be valued in an amount equal to the Per Share Price. All remaining shares of Company Common Stock held by the Company ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. After repayment of the outstanding Company ESOP loan(s) and conversion of the shares of Company Common Stock for the Merger Consideration, the cash received upon the conversion of the unallocated shares of Company Common Stock held by Company ESOP trust shall be allocated in accordance with the Company ESOP. As soon as practicable, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company ESOP. As soon as practicable following the earlier of: (a) receipt of a favorable determination letter from the IRS regarding the qualified status of the Company ESOP upon its termination; or (b) a participant’s qualifying termination event pursuant to the Company ESOP, the account balances in the Company ESOP shall either be distributed to the participants or transferred to an eligible tax-qualified retirement plan or individual retirement account as the participants may direct. The Company shall adopt the necessary amendment(s) and board resolution(s), subject to reasonable review and comment by Acquiror, to effect the provisions of this Section 6.18.

Section 6.19        Company Vacation Policy. Any paid time off accrued or earned for vacation under the paid-time off policy of the Company by any employee of the Company or the Bank who does not become a Continuing Employee as of the Effective Time shall be paid by Acquiror (or the Company as directed by Acquiror) in a cash lump sum at the Effective Time.

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Article 7
Covenants of Acquiror

Section 7.1          Advice of Changes. Between the Agreement Date and the Closing Date, Acquiror shall promptly notify the Company in writing if Acquiror becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties as of the Agreement Date, or if Acquiror becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify the Company of the occurrence of any Breach of any of its covenants in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.2          Continuing Employees and Terminated Employees.

(a)          Acquiror agrees that any employees of the Bank who, after the Effective Time, become employees of Acquiror Bank (a “Continuing Employee”), initially shall continue at the same salary level that was in effect for them immediately prior to the Effective Time and shall have a bonus opportunity that is comparable to similarly-situated employees of Acquiror or Acquiror Bank. Acquiror further agrees that if any employee of the Company or the Bank who does not become a Continuing Employee at the Effective Time, or if any Continuing Employee has a Qualifying Termination Event within twelve (12) months after the Effective Time, Acquiror or Acquiror Bank will pay such terminated officer or employee, upon such officer’s or employee’s execution and delivery to Acquiror Bank of a release of claims, severance pay in an amount equal to two (2) weeks’ salary for each full year of service to the Bank, with a minimum of four (4) weeks’ salary and a maximum of up to an aggregate of twenty-six (26) weeks’ salary; provided, however, that the payment of any such severance will be subject to the recipient’s execution of a customary non-solicitation and waiver of claims agreement; and provided, further, that any individual who is entitled to severance under any employment agreement, change in control agreement or similar agreement shall not be eligible to receive any severance payment pursuant to this Section 7.2(a). For purposes of Section 7.2(a), a “Qualifying Termination Event” shall mean an involuntary termination for any reason other than for “good cause” (as defined under the policies of Acquiror and/or Acquiror Bank, as reasonably applied to its similarly-situated employees) or voluntary resignation because there was a material reduction in the rate of base salary or position is at a primary work location that is outside a 25-mile radius of the current address of the employee’s primary work location at the Company or the Bank.

(b)          Acquiror agrees to make available to all Continuing Employees substantially the same employee benefits as it makes available to its own similarly situated officers and employees and on substantially the same terms and conditions. Continuing Employees will receive credit for prior service with the Bank for purposes of (i) eligibility and vesting under Acquiror’s employee benefit plans; and (ii) for all other purposes with respect to any vacation or paid time off policy of Acquiror or Acquiror Bank, with any paid-time off accrued or earned under the paid-time off policy of the Company or the Bank to be fully credited under the vacation or paid time off policy of Acquiror or Acquiror Bank for the remaining calendar year during which the Effective Time occurs. Each Continuing Employee listed on Schedule 7.2(b) shall be entitled to a minimum of twenty-five (25) days of paid time off under the paid time off policy of Acquiror or Acquiror Bank for each calendar year after the Effective Time during which similarly situated executives of Acquiror or Acquiror Bank are provided with a similar paid time off benefit. After the Effective Time, Acquiror shall continue to maintain all of its employee welfare benefit plans currently in effect at the Effective Time, until such time as Acquiror determines, in its sole discretion, to modify or terminate any or all of those plans, provided, however, neither Acquiror nor any Affiliate shall terminate the existing coverage of any Continuing Employee or his or her dependents under any Company or Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Acquiror or Acquiror Bank and their dependents. Continuing Employees who become covered under health and welfare programs and benefits of Acquiror and Acquiror Bank shall receive credit for any co-payments or deductibles paid under the Company’s health and welfare plans for the plan year in which coverage commences under Acquiror’s health and welfare benefit plans and Acquiror or Acquiror Bank, as the case may be, shall use its Best Efforts to cause any preexisting condition limitations under such plans to be waived to the extent such conditions have been waived under any Company or Bank health and welfare plans.

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(c)          Continuing Employees shall be eligible to immediately participate in the 401(k) plan sponsored or maintained by Acquiror or one of its Affiliates (the “Acquiror 401(k) Plan”). Acquiror shall take any and all actions as may be required, including amendments to the Acquiror 401(k) Plan, to permit Continuing Employees who are then actively employed to make rollover contributions to the Acquiror 401(k) Plan of eligible rollover distributions in an amount equal to the full balance distributed to such Continuing Employee from the Company 401(k) Plan and/or the Company ESOP.

Section 7.3          Information Provided to the Company. Acquiror agrees that none of the information concerning it or Acquiror Bank that is provided or to be provided by Acquiror or Acquiror Bank for inclusion, or that is included in any documents to be filed with, any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or the Bank or any of their respective Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.4          Company Commitments to Community Organizations. Acquiror shall honor, pay and satisfy or cause to be honored, paid and satisfied, the Company’s financial commitments to community organizations, as set forth on Schedule 7.4.

Section 7.5          Indemnification.

(a)          From and after the Effective Time, Acquiror shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Acquiror shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

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(b)          Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Acquiror thereof. Any failure to so notify shall not affect the obligations of Acquiror under Section 7.5(a) unless and to the extent that Acquiror is actually prejudiced as a result of such failure.

(c)          In the event Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Acquiror and its successors and assigns assume the obligations set forth in this Section 7.5.

(d)          The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(e)          Any indemnification payments made pursuant to this Section 7.5 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Section 7.6          Deferred Compensation Arrangements. Acquiror shall, or shall cause Acquiror Bank, to assume and continue the Amended and Restated Jacksonville Savings Bank Salary Continuation Plan 1, the Amended and Restated Jacksonville Savings Bank Salary Continuation Plan 2, the Jacksonville Savings Bank Long-Term Deferred Compensation Plan, and the six (6) Chapin State Bank deferred compensation agreements listed on Schedule 7.6 (all such plans and agreements collectively referred to herein as the “Deferred Compensation Arrangements”) such that: (a) the benefits and earnings thereunder shall continue to accrue after the Effective Time in accordance with the terms of the Deferred Compensation Arrangements; and (b) the timing and manner of all benefit payments thereunder shall be made in accordance with the Deferred Compensation Arrangements such that the Acquiror or Acquiror Bank shall not accelerate the timing of the payments due under the Deferred Compensation Arrangements without participant consent. Immediately prior to the Effective Time, all amounts payable under the Deferred Compensation Arrangements shall be deposited into separate accounts within an irrevocable grantor trust (which shall meet the requirements of Internal Revenue Service Rev. Proc. 92-64, as amended or superseded, and all payments due under the Deferred Compensation Arrangements shall be made from such grantor trust. The Company shall adopt amendment(s) and resolution(s) to effectuate the provisions of this Section 7.6.

Section 7.7          Board Representation. Subject to any necessary approval by the appropriate Regulatory Authorities and the satisfaction of applicable Legal Requirements, Acquiror shall take all appropriate action, subject to and in accordance with the bylaws of Acquiror Bank, to appoint one individual who is currently serving on the board of directors of the Company and who is mutually agreeable to the parties as a director of Acquiror Bank, such appointment to be effective immediately upon the effectiveness of the Bank Merger.

Section 7.8          Company Employment Agreements. Acquiror shall honor the terms of all the Company’s employment and change in control agreements set forth on Schedule 7.8, unless superseded by an agreement entered into with Acquiror or any Acquiror Subsidiary.

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Section 7.9          Operation of Acquiror. Acquiror shall, and shall cause each of its Subsidiaries, to take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

Article 8
Mutual Covenants; Additional Agreements

Section 8.1          Regulatory Approvals. By no later than forty-five (45) days after the Agreement Date, Acquiror shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any Party with: (a) the Federal Reserve pursuant to the BHCA; (b) the OCC pursuant to the National Bank Act; (c) IDFPR pursuant to the IBA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Acquiror and the Company agree that Acquiror and its counsel will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Acquiror shall provide the Company with a reasonable opportunity to review and comment on all public, non-confidential substantive written filings of Acquiror contemplated in this Section 8.1.

Section 8.2          Cooperation. Each of Acquiror and the Company agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.3           Employee Relationships. The Company agrees that Acquiror’s Representatives may hold meetings and discussions on or after the Agreement Date with the Bank’s employees in connection with employment opportunities after the Effective Time with Acquiror or Acquiror Bank and to provide advance training to the Bank’s employees for employment positions with Acquiror Bank after the Closing; provided that such meetings or training shall be at no cost to the Company and shall not interfere with the job performance of such employees. Notwithstanding the forgoing, Acquiror in this process shall have no right to exercise any management authority over employees, officers and/or directors of the Company or the Bank.

Section 8.4           Best Efforts. Each of Acquiror and the Company agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as possible. None of Acquiror or the Company will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement.

Article 9
Conditions Precedent to Obligations of Acquiror and Merger Sub

The obligations of Acquiror and Merger Sub to consummate the Merger and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which, subject to applicable law, may be waived by Acquiror and Merger Sub, in whole or in part):

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Section 9.1          Accuracy of Representations and Warranties. (a) Each of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5(a) (disregarding any materiality or Material Adverse Effect qualifiers therein) shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing (or to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date), and (b) all of the other representations and warranties of the Company set forth in this Agreement (disregarding any materiality or Material Adverse Effect qualifiers therein) shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (or to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on the Company or on Acquiror’s rights under this Agreement.

Section 9.2          Performance of Covenants. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing.

Section 9.3          Documents Satisfactory. All proceedings, corporate or other, to be taken by the Company in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Acquiror and its counsel, and the Company shall have made available to Acquiror for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company and the Bank that Acquiror may reasonably request in connection with said transactions.

Section 9.4          No Proceedings. Since the Agreement Date, there must not have been commenced or Threatened against the Company or the Bank any Proceeding or Order that would reasonably be expected to have a Material Adverse Effect on the Company or on Acquiror’s rights under this Agreement or that prohibits or makes illegal the consummation of the Contemplated Transactions.

Section 9.5          Absence of Material Adverse Effects. From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or the Bank that has had or would reasonably be expected to have a Material Adverse Effect on the Company or on Acquiror’s rights under this Agreement.

Section 9.6          Consents and Approvals. Any consents or approvals required to be secured by any Party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Acquiror to consummate the Merger, including the approval of the Shareholders and the regulatory approvals referred to in Section 8.1, shall have been obtained and shall be reasonably satisfactory to Acquiror and all applicable waiting periods shall have expired.

Section 9.7          No Prohibition. The consummation of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or materially conflict with or result in a material violation of, or cause Acquiror or Acquiror Bank or any of their respective Affiliates to be required to make any material change in its operations as a result of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.

Section 9.8          No Enforcement Actions. There must not be outstanding as of the Closing Date any enforcement action issued or Threatened against the Company or the Bank, whether formal or informal, by the Federal Reserve, the IDFPR, the FDIC or any other Regulatory Authority.

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Section 9.9          Payment of Expenses. All of the Transactional Expenses shall have been paid by the Company, as applicable, prior to the Closing, including fees and expenses of attorneys, accountants and other advisers.

Section 9.10        Required Minimum Closing Shareholders’ Equity. The Closing Shareholders’ Equity shall not be less than Fifty Million Dollars ($50,000,000).

Section 9.11        No Data Breach. Neither the Company nor the Bank shall have any Knowledge of any material unauthorized access to, or misappropriation of, confidential customer information maintained by the Company or the Bank.

Section 9.12        Delivery of Merger Consideration. No later than the Business Day before the Closing Date, the Company shall have delivered the Company’s portion of the Merger Consideration that is specified in Section 2.9(a) to the Paying Agent and the Paying Agent shall provide a certificate evidencing such delivery.

Article 10
Conditions Precedent to Obligations of the Company

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which, subject to applicable law, may be waived by the Company, in whole or in part):

Section 10.1       Accuracy of Representations and Warranties. (a) Each of the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.4 (disregarding any materiality or Material Adverse Effect qualifiers therein) shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing (or to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date), and (b) all of the other representations and warranties of Acquiror and Merger Sub set forth in this Agreement (disregarding any materiality or Material Adverse Effect qualifiers therein) shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (or to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Acquiror or on the Company’s rights under this Agreement.

Section 10.2        Performance of Covenants. Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, except where any non-performance or non-compliance would not have a Material Adverse Effect on Acquiror on a consolidated basis or on the Company’s rights under this Agreement.

Section 10.3        Documents Satisfactory. All proceedings, corporate or other, to be taken by Acquiror and Merger Sub in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and its counsel.

Section 10.4        No Proceedings. Since the Agreement Date, there must not have been commenced or Threatened against Acquiror or any of the Affiliates of Acquiror, any Proceeding or Order that would reasonably be expected to have a Material Adverse Effect on the Company’s rights under this Agreement or that prohibits or makes illegal the consummation of the Contemplated Transactions.

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Section 10.5      Approvals. The Shareholders shall have approved this Agreement and the Contemplated Transactions, and the regulatory approvals referred to in Section 8.1 shall have been obtained and all applicable waiting periods shall have expired.

Section 10.6       No Prohibition. The consummation of the Merger will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or materially conflict with or result in a material violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.

Section 10.7       Delivery of Merger Consideration. No later than the Business Day before the Closing Date, Acquiror shall have delivered Acquiror’s portion of the Merger Consideration that is specified in Section 2.8(a) to the Paying Agent and the Paying Agent shall provide a certificate evidencing such delivery.

Article 11
Termination

Section 11.1        Reasons for Termination and Abandonment. This Agreement may, by prompt written notice given to the other Parties prior to or at the Closing, be terminated:

(a)          by the mutual consent of the Parties;

(b)          by Acquiror if: (i) any of the conditions in Article 9 has not been satisfied and cannot be satisfied or cured by the Termination Date following written notice of the other party, or satisfaction of such a condition is or becomes impossible, as of the Closing; and (ii) such condition has not been waived in writing by Acquiror on or before the Closing Date;

(c)          by the Company if: (i) any of the conditions in Article 10 has not been satisfied and cannot be satisfied or cured by the Termination Date following written notice of the other party, or satisfaction of such a condition is or becomes impossible, as of the Closing; and (ii) such condition has not been waived in writing by the Company on or before the Closing Date;

(d)          by:

(i)          Acquiror if the Company commits a Willful Breach; or

(ii)         the Company if Acquiror commits a Willful Breach;

and in each instance such act or omission that constitutes a Willful Breach is not or cannot be cured within ten (10) Business Days after receipt by the breaching Party of written demand for cure by the non-breaching Party;

(e)          by Acquiror if the board of directors of the Company, in the exercise of its fiduciary duties as permitted by this Agreement, shall have failed to recommend in the Proxy Statement the approval of this Agreement, shall have withdrawn, modified or changed, in any manner adverse to Acquiror, or publicly announced its intent to withdraw, modify or change, in any manner adverse to Acquiror, such recommendation of this Agreement, or shall have failed to call or convene the Shareholders’ meeting referred to in, or if the Company is otherwise in Breach of, Section 6.6 or Section 6.13;

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(f)           by Acquiror or the Company if: (i) the Shareholders’ meeting referred to in Section 6.13 (including any adjournments thereof) shall have been held and completed and the Shareholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) the required approval of the Shareholders contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 11.1(f) shall only be available to the Company if it has complied in all material respects with Section 6.12 and 6.13;

(g)          by the Company, without further action, if the Company shall have determined to enter into a definitive agreement (other than this Agreement or any amendment hereto) with respect to an Acquisition Transaction in accordance with Section 6.6; provided, however, that such termination under this Section 11.1(g) shall not be effective until the Company has made payment to Acquiror of the amounts required to be paid pursuant to Section 11.4; provided, further, that the right to terminate this Agreement under this Section 11.1(g) shall only be available to the Company if it has complied in all material respects with Section 6.6.

(h)          by Acquiror if: (i) the FDIC or the IDFPR (or other Regulatory Authority) appoints, under any applicable federal, state or local banking law, a receiver or conservator for the Bank or for all or substantially all of the assets of the Bank; or (ii) the Bank files with the FDIC or the IDFPR (or other Regulatory Authority) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking law or other similar law; or

(i)           by either Acquiror or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is nine (9) months after the Agreement Date, or such later date as the Parties may agree in writing (the “Termination Date”); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.1(i) has used its Best Efforts to consummate the Merger prior to the Termination Date.

Section 11.2        Effect of Termination. Except as provided in Section 11.3, Section 11.4 and Section 11.5, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void (except that Section 12.8 shall survive any termination of this Agreement), there shall be no liability under this Agreement on the part of Acquiror or the Company or any of their respective Affiliates or Representatives, and all rights and obligations of each Party shall cease; provided, however, that, subject to Section 11.3, Section 11.4 and Section 11.5, nothing herein shall relieve any Party from liability for the Willful Breach of any of its representations and warranties or the Willful Breach of any of its covenants or agreements set forth in this Agreement.

Section 11.3        Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions. If any of the Parties files suit to enforce this Section 11.3 or a suit seeking to recover costs and expenses or damages for Breach of this Agreement, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing Party in such litigation (and any related litigation) shall be borne by the non-prevailing Party.

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Section 11.4        Company Termination Payments.

(a)          If this Agreement is terminated:

(i)          by Acquiror pursuant to Section 11.1(b) (because of the Company’s failure to satisfy the conditions set forth in Section 9.12);

(ii)         by Acquiror pursuant to Section 11.1(d)(i);

(iii)        by Acquiror pursuant to Section 11.1(e);

(iv)        by Acquiror or the Company pursuant to Section 11.1(f) and, (A) prior to the Shareholders’ Meeting an Acquisition Transaction has been publicly announced, communicated or disclosed and (B) within twelve (12) months following the termination of this Agreement, an Acquisition Transaction is consummated (other than with Acquiror or any of its Affiliates) or if the Company enters into a Contract providing for an Acquisition Transaction (other than with Acquiror or any of its Affiliates) (an “Acquisition Transaction Termination”); or

(v)         by the Company pursuant to Section 11.1(g);

and provided that Acquiror and Merger Sub are in material compliance with all of their material obligations under this Agreement, then the Company shall pay to Acquiror an amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), plus the aggregate of Acquiror’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Contemplated Transactions, but not in excess of Four Hundred Thousand Dollars ($400,000), payable upon Acquiror’s written demand, except that in the case of an Acquisition Transaction Termination, such sum shall be payable within one (1) Business Day after the Company or any of its Affiliates enters into such Contract, or such Acquisition Transaction is consummated, whichever is earlier.

(b)          If this Agreement is terminated by Acquiror pursuant to Section 11.1(b) as a result of a failure of the condition set forth in either of Section 9.1 or Section 9.2, and such failure is not the result of a Willful Breach by the Company, and provided further, that Acquiror and Merger Sub are in material compliance with all of their material obligations under this Agreement, then the Company shall pay to Acquiror the aggregate of Acquiror’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Contemplated Transactions, but not in excess of Four Hundred Thousand Dollars ($400,000).

(c)          The sums payable by the Company pursuant to this Section 11.4 shall constitute liquidated damages and Acquiror’s receipt thereof shall be Acquiror’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement specified in such sections by the Company or failure by the Shareholders to approve this Agreement.

Section 11.5        Acquiror Termination Payments.

(a)          If this Agreement is terminated by the Company pursuant to Section 11.1(d)(ii) or Section 11.1(c) (because of Acquiror’s failure to satisfy the conditions set forth in Section 10.7); provided that the Company is in material compliance with all of its material obligations under this Agreement, then Acquiror shall pay to the Company an amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) plus the aggregate of the Company’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Contemplated Transactions, but not in excess of Four Hundred Thousand Dollars ($400,000), payable upon the Company’s written demand.

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(b)          If this Agreement is terminated by the Company pursuant to Section 11.1(c) as a result of a failure of the condition set forth in either of Section 10.1 or Section 10.2, and such failure is not the result of a Willful Breach by Acquiror or Merger Sub, and provided further, that the Company is in material compliance with all of its material obligations under this Agreement, then Acquiror shall pay to the Company the aggregate of the Company’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Contemplated Transactions, but not in excess of Four Hundred Thousand Dollars ($400,000).

(c)          The sums payable by Acquiror pursuant to this Section 11.5 shall constitute liquidated damages and the Company’s receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Acquiror specified in such sections.

Article 12
Miscellaneous

Section 12.1       Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement (except for matters related to the fiduciary duties of the board of directors of the Company, which shall be subject to the laws of the State of Maryland) shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2        Jurisdiction and Service of Process. Any Proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of Macoupin or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Macoupin, and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

Section 12.3       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 12.3.

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Section 12.4        Assignments, Successors. No Party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Acquiror may assign its rights under this Agreement to any Affiliate of Acquiror without the consent of the Company so long as Acquiror continues to guarantee the performance of all of its covenants set forth in this Agreement. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.5        Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.6        Modification. This Agreement may not be amended except by a written agreement signed by each of Acquiror, Merger Sub and the Company. Without limiting the foregoing, Acquiror, Merger Sub and the Company may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the Parties; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the Parties, which are for the benefit of the waiving Party; provided, however, that no such modifications, amendment or supplement agreed to after authorization of this Agreement by the Shareholders shall affect the rights of the Shareholders in any manner that is materially adverse to them.

Section 12.7        Publicity. The initial press release announcing the Merger shall be a joint press release. Thereafter, prior to the Closing and except as required by law, the Parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 12.7 shall be deemed to prohibit any party from making any disclosure that is necessary to satisfy such Party’s disclosure obligations under applicable Legal Requirements. Unless consented to by Acquiror in advance or except as required by law, prior to the Closing, the Company shall keep, and shall cause the Bank to keep, this Agreement strictly confidential and not make any disclosure of this Agreement to any Person. Acquiror and the Company further agree to consult with each other concerning the means by which the Bank’s employees, customers and suppliers and others having dealings with the Bank will be informed of the Merger.

Section 12.8        Confidentiality. Between the Agreement Date and the Closing, each of Acquiror and the Company will maintain in confidence, and will cause its respective Affiliates and Representatives to maintain in confidence, and not use to the detriment of any other Party or any of its Affiliates any written, oral or other information obtained in confidence from any other Party or any of its Affiliates in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings. If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as any other Party may reasonably request.

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Section 12.9        Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile and electronic mail) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by first class mail with postage prepaid, or faxed or sent by electronic mail if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section 12.9:

(a)          If to the Company, to:

Jacksonville Bancorp, Inc.

1211 W. Morton Avenue

Jacksonville, Illinois 62650

Attention:	Richard A. Foss
Telephone:	(217) 245-4111
Facsimile:	(217) 245-2010
E-mail:	rfoss@jacksonvillesavings.com

with a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attention:	Eric Luse, Esq.

Scott A. Brown, Esq.

Telephone:	(202) 274-2700
Facsimile:	(202) 362-2902
E-mail:	eluse@luselaw.com

sbrown@luselaw.com

(b)          If to Acquiror or Merger Sub, to:

CNB Bank Shares, Inc.

450 W. Side Square

Carlinville, Illinois 62626

Attention:	Shawn L. Davis
Telephone:	(217) 854-2674
Facsimile:	(217) 854-3512
E-mail:	sdavis@cnbil.com

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with a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg, LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

Attention:	Dennis R. Wendte, Esq.
Telephone:	(312) 984-3188
Facsimile:	(312) 984-3150
E-mail:	dennis.wendte@bfkn.com

or to such other Person or place as any Party shall furnish to the other Parties in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 12.9, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile or electronic mail, on the next Business Day if also confirmed by mail in the manner provided in this Section 12.9.

Section 12.10     Entire Agreement. This Agreement and the Confidentiality Agreement and any other documents executed by the Parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the Parties with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the Parties.

Section 12.11     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Merger is adversely affected thereby.

Section 12.12     Further Assurances. The Parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, as any Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.13     Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (PDF) signature and any such signature shall be of the same force and effect as an original signature.

Section 12.14     No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.15      Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which either party is entitled at law or in equity. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain Breaches or Breaches that are Threatened of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent Breaches or Threatened Breaches of, or to enforce compliance with, the covenants and obligations of the Parties.

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Section 12.16     Survival. Except for those obligations and covenants that are expressly contemplated by the terms of this Agreement to survive beyond the Closing Date, the other covenants, representations and warranties contained in this Agreement shall survive only until the Effective Time.

[The Remainder of this Page Is Left Intentionally Blank]

[Signature Page Follows]

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In Witness Whereof, the Parties have caused this Agreement to be executed by their respective officers as of the day and year first written above.

CNB Bank Shares, Inc.			Jacksonville Bancorp, Inc.

By:	/s/ James T. Ashworth		By:	/s/ Richard A. Foss
	Name:	James T. Ashworth		Name:	Richard A. Foss
	Title:	President		Title:	President and Chief Executive Officer

CNB Acquisition, Inc.

By:	/s/ Shawn L. Davis
	Name:	Shawn L. Davis
	Title:	President, Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]